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                                                                     EXHIBIT 2.6

                         ASSIGNMENT OF PROMISSORY NOTES

     This ASSIGNMENT OF PROMISSORY NOTES ("Assignment") is made and entered into as of November 1, 2002 (the "Effective Date"), by and between NEXTGEN COMMUNICATION CORPORATION, A DELAWARE CORPORATION ("Assignor") and JANE C. BARBER, an individual, ("Assignee").



                                    RECITALS

     A. Assignor and Assignee have entered into a Stock Purchase Agreement dated November 1, 2002 (the "Agreement"). Unless otherwise defined in this Agreement, capitalized terms shall have the meanings given to them in the Agreement.

     B. Assignor is the payee of certain promissory notes (the "Nextgen Promissory Notes") that are listed on Exhibit A, attached to this Assignment and incorporated by reference.

     C. Pursuant to the terms of this Agreement, Assignor desires to assign Assignor's rights, title, and interest in the Nextgen Promissory Notes to Assignee, and Assignee desires to accept the assignment subject to the conditions contained in Section 2.2(f) of the Agreement (the "Conditions").

         NOW, THEREFORE, in consideration of the payment and delivery to Assignor of all monies and instruments to be paid and delivered to Assignor by Assignee pursuant to the terms of the Agreement, the receipt of which Assignor acknowledges, Assignor and Assignee agree as follows:

     1. ASSIGNMENT OF NEXTGEN PROMISSORY NOTES. Assignor assigns and transfers to Assignee all of it's right, title, and interest in and to the payment of the Nextgen Promissory Notes as of the Effective Date, subject to the satisfaction of the Conditions. Assignor shall hold Assignee free and harmless of and from any liabilities and obligations of Assignor under the Nextgen Promissory Notes. On the date hereof, Assignor shall deliver the complete originally executed copies of the Nextgen Promissory Notes endorsed for transfer to Assignee.

     2. ACCEPTANCE OF ASSIGNMENT AND OBLIGATIONS. Subject to the satisfaction of the Conditions, Assignee agrees to and accepts the assignment of payment of the Nextgen Promissory Notes; provided that Assignee is not assuming any obligations of Assignor under the Nextgen Promissory Notes whatsoever.

     3. SUCCESSORS AND ASSIGNS. This Assignment shall inure to the benefit of, and be binding on, successors and assigns of the parties.


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     4. COUNTERPARTS. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one agreement.

                                  ASSIGNOR:

                                  NEXTGEN COMMUNICATIONS
                                  CORPORATION, a Delaware corporation



                                  By: /s/ Frank Fradella
                                     -------------------------------------
                                        Frank Fradella, President
                                        Date: November 15, 2002

                                  ASSIGNEE:


                                  By: /s/ Jane C. Barber
                                     -------------------------------------
                                       Jane C. Barber
                                       Date: November 15, 2002


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                                   EXHIBIT "A"
                     ASSIGNMENT OF NEXTGEN PROMISSORY NOTES

1. Secured Promissory Note with face amount of $62,500 dated February 1, 2002 maker is Andrew White

2. Secured Promissory Note with face amount of $62,500 dated February 1, 2002 maker is Richard W. Lancaster.

3. Promissory Note with face amount of $50,000 dated June 4, 2002, maker is Point to Point of Louisiana, Inc.

4. Secured Promissory Note with face amount of $1,000,000 dated February 22, 2002, maker is Point to Point of Louisiana, Inc.


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